Exhibit (h)(2)(iii)

Certain identified information has been excluded from this exhibit because it is both (1) not material and (2) would likely cause competitive harm to the registrant if publicly disclosed

Transfer Agent and Shareholder Services Fee Letter For

American Pension Investors Trust (d/b/a Yorktown Funds)

This Transfer Agent and Shareholder Services Fee Letter (this "Fee Letter") dated March 27, 2024, applies to the Services provided by Ultimus Fund Solutions, LLC ("Ultimus") to American Pension Investors Trust (d/b/a Yorktown Funds) (the "Trust"), on behalf of the Funds listed on Schedule A to the Master Services Agreement, dated January 1, 2021, and the Transfer Agent and Shareholder Services Addendum, dated January 1, 2021. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

1.	Fees

1.1.	For the Transfer Agent and Shareholder Services provided under the Transfer Agent and Shareholder Services Addendum, Ultimus shall be entitled to receive a fee from the Trust on the first business day following the end of each month, or at such time(s) as Ultimus shall request and the parties hereto shall agree, a fee computed with respect to each Fund as follows:

Base Annual Fee
First Class	[REDACTED]
Each Additional Class	[REDACTED]
Annual fee per open shareholder account*	[REDACTED]
Annual IRA maintenance fee (if applicable)	[REDACTED]
Annual fee per closed shareholder account	[REDACTED]
Web inquiry access (if applicable)
Initial set-up fee	[REDACTED]
Annual fee	[REDACTED]
Base Annual Fee for money market exchan2e option	[REDACTED]
Reduced minimum fee per year for open accounts in excess of 10,000 total complex shareholder accounts	[REDACTED]
Fund/Serv Transactions	[REDACTED]
Fund/Serv, Commserv & Networkin2 Processin2	[REDACTED]

Shareholder Fees**
Annual IRA Custodial Fee	[REDACTED]
Removal of excess contribution or Roth conversion/recharacterization	[REDACTED]
Outbound Wire	[REDACTED]
Returned ACH/Bounced Check	[REDACTED]
IRA Withdrawal Fee (transfer or redemption)	[REDACTED]
Overnight Delivery	[REDACTED]
Statement Retrieval Fee	[REDACTED]

*Open account fee to be charged through tax reporting season the year following account liquidation.

**Fee may be passed through to shareholders of the Fund(s).

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Trnnsfer Agent and Shareholder Services Fee Letter

1.2.	The Fees are computed daily and payable monthly, along with any out-of-pocket expenses. The Fund agrees to pay all fees within 30 days of receipt of each invoice. Ultimus retains the right to charge interest of 1.5% on any amounts that remain unpaid beyond such 30-day period. Acceptance of such late charge shall in no event constitute a waiver by Ultimus of the Trust's default or prevent Ultimus from exercising any other rights and remedies available to it.

2.	Out-Of-Pocket Expenses

In addition to the above fees, each Fund will reimburse Ultimus or pay directly certain out-of-pocket expenses incurred on the Fund's behalf, including but not limited to, postage, confirmations, statements, printing, telephone lines, Internet access fees, bank service charges, fund specific Fund/Serv and Networking costs, and other industry standard transfer agent expenses.

3.	Term

3.1 Initial Term This Fee Letter shall continue in effect until the expiration of the Master Services Agreement's Initial Term (the "Initial Term").

3.2. Renewal Terms. Immediately following the Initial Term, this Fee Letter shall automatically renew for successive one-year periods (each a "Renewal Term").

3.	Fee Increases

Ultimus may annually increase the fees listed above by an amount not to exceed the average annual change for the prior calendar year in the Consumer Price Index for All Urban Consumers - All Items (seasonally unadjusted) (collectively the "CPI-U")2 plus 1.5%; provided that Ultimus gives 30-day notice of such increase to the Trust by March 1 of the then-current calendar year. The fee increase will take effect on April 1 of the then-current calendar year. Any CPI-U increases not charged in any given year may be included in prospective CPI-U fee increases in future years.

4.	Amendment

The parties may only amend this Fee Letter by written amendment signed by both parties.

Signatures are located on the next page.

2 Using 1982-84=100 as a base, unless otherwise noted in reports by the Bureau of Labor Statistics.

The parties duly executed this Transfer Agent and Shareholder Services Fee Letter dated March 27, 2024.

American Pension Investors Trust (d/b/a Yorktown Funds)	Ultimus Fund Solutions, LLC
On behalf of all Funds listed on Schedule A to the Master Services Agreement

By: /s/ David D. Basten	By: /s/ Gary Tenkman
Name: David D. Basten	Name: Gary Tenkman
Title: President	Title: Chief Executive Officer